EXHIBIT 2.01

SHARE EXCHANGE AGREEMENT

by and among

AFH HOLDING I, INC. and AFH HOLDING & ADVISORY, LLC

and

NEWRY INVEST & TRADE, INC. and LYH ACQUISITION CORPORATION

Dated: August 14, 2008

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Share Exchange Agreement

This Share Exchange Agreement, dated as of August 14, 2008, is made by and among AFH HOLDING I, INC., a Delaware corporation (the “Acquiror Company”), AFH HOLDING & ADVISORY, LLC, a Nevada limited liability company (the “Acquiror Company Principal shareholder”), NEWRY INVEST & TRADE, INC., a British Virgin Islands company (“Newry”) and LYH ACQUISITION CORPORATION, a British Virgin Islands company (the “Company”).

BACKGROUND

WHEREAS, the Acquiror Company wishes to acquire all of the Shares and Newry is willing to transfer all of the Shares, which shares constitute 100% of the issued and outstanding shares of the Company, in exchange for 18,000,000 shares of the Acquiror Company’s Common Stock to be issued on the Closing Date (the “Acquiror Company Shares”), on the terms and conditions as set forth herein; and

WHEREAS, after giving effect to the transactions contemplated by this Agreement, the Acquiror Company Shares to be issued to Newry shall constitute 90% of the issued and outstanding shares of the Acquiror Company’s Common Stock, calculated on a fully diluted basis.

NOW, THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Accredited Investor” has the meaning set forth in Regulation D under the Securities Act and set forth on Exhibit A.

“Acquired Companies” means, collectively, the Company and the Company Subsidiaries.

“Acquiror Company Board” means the Board of Directors of the Acquiror Company.

“Acquiror Company Common Stock” means the Acquiror Company’s common stock, par value US $0.001 per share.

“Acquiror Company Principal Shareholder” means AFH Holding & Advisory, LLC.

“Acquiror Company Shares” means the Acquiror Company Common Stock being issued to Newry pursuant hereto.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Common Stock” means the Company’s shares of no par value per share.

“Company” means LYH Acquisition Corporation, a British Virgin Islands company.

“Company Board” means the Board of Directors of the Company.

“Company Indemnified Party” has the meaning set forth in Section 8.3.

“Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Company.

“Environmental Laws” means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will then be in effect.

“Exhibits” means the exhibits referred to and identified in this Agreement.

“Form 8-K” means a current report on Form 8-K under the Exchange Act.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Jiangxi” means Jiangxi Guixi Yi Xin Copper Co., Ltd., a Chinese Foreign Invested Enterprise.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Material Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company.

“Material Adverse Effect” means, when used with respect to the Acquiror Company or  the Acquired Companies, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the Acquiror Company or the Acquired Companies, as the case may be, in each case taken as a whole or (b) materially impair the ability of the Acquiror Company or the Acquired Companies, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the Acquiror Company or the Acquired Companies, as the case may be, operate.

“Newry Board” means the Board of Directors of Newry.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement or the memorandum and articles of association of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) and (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Registration Rights Agreement” means that Registration Agreement among the Acquiror Company, the Acquiror Company Principal Shareholder and the Company in the form of Exhibit B.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedule 14(f) Filing” means an information statement filed by the Acquiror Company on Schedule 14f-1 under the Exchange Act, as amended.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.

“SEC Documents” has the meaning set forth in Section 5.35.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.1.

“Shares” means the 10,000 issued and outstanding Common Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survival Period” has the meaning set forth in Section 8.1.

“Tax Group” means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Acquiror Company is now or was formerly a member.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Transaction Documents” means, collectively, all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

“U.S. Dollars” or “US $” means the currency of the United States of America.

“WWC” means WWC Corporation Ltd., a Hong Kong corporation.

Article II.

EXCHANGE OF SHARES AND SHARE CONSIDERATION

Section 2.1. Share Exchange.  At the closing of the Share Exchange, Newry shall transfer the Shares, representing all of the issued and outstanding shares of the Company, and, in consideration therefor, subject to Section 2.3.  Acquiror Company shall issue to Newry an aggregate of 18,000,000 fully paid and non-assessable shares of Acquiror Company Common Stock (the “Share Exchange”).

Section 2.2. Closing Date.  The closing of the Share Exchange will occur on the date on which all of the closing conditions set forth in Article VI and Article VII have been satisfied or waived (the “Closing Date”).

Section 2.3. Withholding.  The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Shares otherwise issuable pursuant to this Agreement to Newry such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder in respect of which such deduction and withholding was made.

Section 2.4. Section 368 Reorganization.  For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

Article III.

REPRESENTATIONS AND WARRANTIES OF NEWRY

Newry hereby represents and warrants to the Acquiror Company and the Acquiror Company Principal Shareholder:

Section 3.1. Authority.  Newry has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which Newry is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which Newry is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which Newry is a party. The execution, delivery and performance by Newry of this Agreement and each of the Transaction Documents to which Newry is a party have been duly authorized by all necessary corporate action and do not require from the Newry Board or Newry any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by Newry of this Agreement and each of the Transaction Documents to which Newry is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than Newry , this Agreement and the Transaction Documents to which Newry is a party constitutes the legal, valid and binding obligation of Newry, enforceable against it in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.2. No Conflict.  Neither the execution or delivery by Newry of this Agreement or any Transaction Document to which Newry is a party, nor the consummation or performance by Newry of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Newry; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which Newry is a party or by which the properties or assets of Newry are bound; or (c) contravene, conflict with, or result in a violation of, any Law or Order to which Newry, or any of the properties or assets of Newry, may be subject.

Section 3.3. Ownership of Shares.  Newry owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, all of the Shares, free and clear of any and all Liens. There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which Newry is a party or by which Newry or the Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Shares. At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to the Shares free and clear of any and all Liens.

Section 3.4. Litigation.  There is no pending Proceeding against Newry, including but not limited to, any Proceeding that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Newry, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.5. No Brokers or Finders.  Except as disclosed in Schedule 3.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Newry for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 3.6. Acknowledgment.  Newry understands and agrees that the Acquiror Company Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.  Newry understands that the Acquiror Company Shares are being offered and sold to it in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Newry set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Acquiror Company Shares on which the Acquiror Company is relying.

Section 3.7. Investor Status.  Newry is an Accredited Investor.  It has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such its interests in connection with the transactions contemplated by this Agreement.  Newry has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Shares. Newry understands the various risks of an investment in the Acquiror Company Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Shares. Newry represents that its principal business address is P.O. Box 958 Pasea Estate, Road Town, Tortola, British Virgin Islands.

Section 3.8. Access to Information.  Newry has had access to the Acquiror Company’s publicly filed reports with the SEC.  Newry has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding the Acquiror Company that it has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Acquiror Company Shares.  Newry has been afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Shares.  Newry is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 3.9. Purpose of Investment.  Newry is acquiring the Acquiror Company Shares for its own account, for investment and not for distribution or resale to others.  Newry acknowledges the Acquiror Company Shares cannot be soled or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Acquiror Company Shares will contain a legend to that effect.  Newry understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Shares for sale under the Securities Act.

Section 3.10. Absence of Regulatory Review.  Newry acknowledges that the Acquiror Company Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquiror Company as follows:

Section 4.1. Organization and Qualification.  The Company is duly incorporated and validly existing under the laws of the British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

Section 4.2. Subsidiaries

(a)           The Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise except Jiangxi and WWC.

(b)           Jiangxi is duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its businesses as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect. All registered capital and other capital contributions shall have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked.

(c)           WWC is duly organized, validly existing and in good standing under the laws of Hong Kong, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its businesses as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.

Section 4.3. Organizational Documents.  Neither the Company nor any of its Subsidiaries is in violation or breach of any of the provisions of its respective Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

Section 4.4. Authorization and Validity of this Agreement.  The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the Transaction Documents to which the Company is a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror Company. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or Newry any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 4.5. No Violation.  Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

Section 4.6. Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.7. Capitalization of the Company.  The Company is authorised to issue up to 50,000 shares, of which 10,000 shares are issued and outstanding.  Except as set forth on Schedule 4.7, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of shares. There are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company. The issuances of all of the shares of the Company described in this Section 4.7 has been in compliance with the laws of the British Virgin Islands. All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

Section 4.8. Capitalization of WWC.  The authorized capital stock of WWC consists of 10,000 shares of common stock, HK$1.00 par value per share, of which 10,000 shares are issued and outstanding.  Except as set forth on Schedule 4.8 , there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof. The issued and outstanding shares of capital stock of WWC have been duly authorized, validly issued, fully paid and non-assessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, their respective Organizational Documents or any agreement to which the Company is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of WWC.  The Company owns, and has good, valid and marketable title to, all shares of capital stock of WWC.  There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require WWC to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the capital stock of WWC. None of the outstanding shares of capital stock of any of WWC has been issued in violation of any rights of any Person or in violation of any Law.

Section 4.9. Capitalization of Jiangxi.  The registered capital of Jiangxi is RMB 50,000,000, all of which fully paid, except as set forth on Schedule 4.9.  There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof.  The issued and outstanding shares of capital stock of Jiangxi have been duly authorized, validly issued, fully paid and non-assessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, their respective Organizational Documents or any agreement to which the Company is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of Jiangxi. All registered capital and other capital contributions regarding Jiangxi have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked or withdrawn. WWC owns, and has good, valid and marketable title to, all shares of capital stock of Jiangxi.  There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Jiangxi to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the capital stock of Jiangxi. None of the outstanding shares of capital stock of Jiangxi has been issued in violation of any rights of any Person or in violation of any Law.

Section 4.10. No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.11. Preemptive and Similar Rights.

(a)           Newry is the record and beneficial holder of all of the outstanding shares of the Company. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to the Shares or as a result of the issuance of other securities of  the Company. Newry is not a party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of any security of the Company.

(b)           The Company is the record and beneficial holder of all of the outstanding capital stock of WWC. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to the capital stock of WWC. The Company is not a party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of any security of WWC.

(c)           WWC is the record and beneficial holder of all of the outstanding capital stock of Jiangxi. No Person is entitled to any preemptive right, right of first refusal or similar right with respect to the capital stock of Jiangxi. WWC is not a party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of any security of Jiangxi.

Section 4.12. Compliance with Laws and Other Instruments.  Except as would not have a Material Adverse Effect, the business and operations of the Company and the Company Subsidiaries have been and are being conducted in accordance with all applicable Laws and Orders. Except as would not have a Material Adverse Effect, neither the Company nor the Company Subsidiaries has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company or the Company Subsidiaries and, to the knowledge of the Company and each of the Company Subsidiaries, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as would not have a Material Adverse Effect, neither the Company, nor any Company Subsidiary, is nor  alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected. To the knowledge of the Company and each of the Company Subsidiaries, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company, or any of the Company Subsidiaries is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Neither the Company, nor any of the Company Subsidiaries is subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company, or any of the Company Subsidiaries, any event or circumstance relating to the Company, or any of the Company Subsidiaries that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.13. Certain Proceedings.  There is no pending Proceeding that has been commenced against the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company’s knowledge, no such Proceeding has been threatened.

Section 4.14. No Brokers or Finders.  Except as disclosed in Schedule 4.14, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company will indemnify and hold the Acquiror Company harmless against any liability or expense arising out of, or in connection with, any such claim.

Section 4.15. Title to and Condition of Properties.  Except as would not have a Material Adverse Effect, the Company and each of the Company Subsidiaries owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company or a Company Subsidiary, as the case may be, as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 4.16. No Undisclosed Events.  Except as set forth on Schedule 4.16, since March 30, 2008, no material event exists with respect to the Company or its Subsidiaries or their respective businesses, properties, operations or financial condition, which has not been disclosed to the Acquiror Company as of the date of this Agreement.

Article V.

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY AND THE ACQUIROR COMPANY PRINCIPAL SHAREHOLDER

The Acquiror Company and the Acquiror Company Principal shareholder (where specifically included)  jointly and severally represent and warrant to Newry and the Company as follows:

Section 5.1. Organization and Qualification.  The Acquiror Company is duly organized, validly existing and in good standing under the laws of Delaware, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. The  Schedule 5.1 sets forth a true, correct and complete list of the Acquiror Company’s jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets.

Section 5.2. Subsidiaries.  The Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 5.3. Organizational Documents.  The Certificate of Incorporation and bylaws are in the form attached as Exhibit C and Exhibit D respectively and no action has been  taken to amend or repeal such Organizational Documents. The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents.

Section 5.4. Authorization.  The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 5.5. No Violation.  Neither the execution nor the delivery by the Acquiror Company of this Agreement or any Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company.

Section 5.6. Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitutes the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally

Section 5.7. Securities Laws.  Assuming the accuracy of the representations and warranties of Newry, contained in Section 3.7, Section 3.8, and Section 3.9, the issuance of the Acquiror Company Shares pursuant to this Agreement will be when issued and paid for in accordance with the terms of this Agreement issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws.

Section 5.8. Capitalization.  The authorized capital stock of the Acquiror Company consists of 120,000,000 shares of which (i) 100,000,000 shares are designated as Acquiror Company’s Common Stock, of which 2,000,000 shares are issued and outstanding and (ii) 20,000,000 shares are designated as preferred stock, of which no shares are outstanding. All issued and outstanding shares of the Acquiror Company’s Common Stock and preferred stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights. At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company’s Common Stock to consummate the transactions contemplated hereby. Except as set forth on Schedule 5.8, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock. There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock or other securities of the Acquiror Company. The issuances of all of the shares of Acquiror Company’s Common Stock described in this Section 5.8 have been in compliance with U.S. federal and state securities laws.

Section 5.9. No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.10. Duly Authorized.  The issuance of the Acquiror Company Shares has been duly authorized and, upon delivery to Newry of certificates therefor in accordance with the terms of this Agreement, the Acquiror Company Shares will have been validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by Newry and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.11. Compliance with Laws.  Since the formation of the Acquirer Company, (i) the business and operations of the Acquiror Company have been and are being conducted in accordance with all applicable Laws and Orders; and (ii) the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Acquiror Company, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.12. Certain Proceedings.  There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of the Acquiror Company, no such Proceeding has been threatened.

Section 5.13. No Brokers or Finders.  Except as disclosed in Schedule 5.13, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 5.14. Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.14, the Acquiror Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due). Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company will be cancelled prior to the closing of the Share Exchange.

Section 5.15. No Operations.  Since its formation, the Acquiror Company has not conducted any business. The Acquiror Company is not a party to any agreement or contract, whether written or oral, except for this Agreement and each of the Transaction Documents.

Section 5.16. Changes.  Except as set forth in Schedule 5.16, since March 31, 2008, the Acquiror Company has not:

(a)           suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business;

(b)           made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

(c)           created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

(d)           issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(e)           declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(f)           terminated or modified any Material Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

(g)           released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company or instituted or settled any Proceeding;

(h)           paid, discharged or satisfied any claim, obligation or liability;

(i)           created, incurred, assumed or otherwise become liable for any Indebtedness;

(j)           guaranteed or endorsed any obligation or net worth of any Person;

(k)           acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(l)           changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

(m)           entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 5.17. Material Acquiror Company Contracts.  The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Material Acquiror Company Contract, including each amendment, supplement and modification thereto.

Section 5.18. No Defaults.  Each Material Acquiror Company Contract is a valid and binding agreement of the Acquiror Company, and is in full force and effect. The Acquiror Company is not in breach or default of any Material Acquiror Company Contract to which it is a party and, to the knowledge of the Acquiror Company, no other party to any Material Acquiror Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Material Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Acquiror Company Contract.

Section 5.19. Employees.  Except as set forth in Schedule 5.19, the Acquiror Company has no employees, independent contractors or other Persons providing services to them. Except as would not have a Material Adverse Effect, the Acquiror Company is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other Taxes, and occupational safety and health. The Acquiror Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

Section 5.20. Officers and Directors.  Other than Amir Heshmatpour, the Acquiror Company does not have any officers or directors.

Section 5.21. Tax Returns.  The Acquiror Company has filed all material Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company and has paid all material Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return). No Governmental Authority in any jurisdiction has made a claim, assertion or threat to the Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction. There are no Liens with respect to Taxes on the Acquiror Company’s property or assets other than Permitted Liens and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.

Section 5.22. No Adjustments, Changes.  Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

Section 5.23. No Disputes.  The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, for each of the last two years and any and all correspondence with respect to the foregoing. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated. The Acquiror Company has not received notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

Section 5.24. Not a U.S. Real Property Holding Corporation.  The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.25. No Tax Allocation, Sharing.  The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement.

Section 5.26. No Other Arrangements.  The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. During the last two years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.27. Material Assets.  The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

Section 5.28. Litigation; Orders.  There is no Proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees. To the knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror Company is not subject to any Orders.

Section 5.29. Licenses.  The Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”). The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Acquiror Company Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit. The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit. All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons. All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 5.30. Interested Party Transactions.  Except as set forth in Schedule 5.30,  no officer, director or principal stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company any goods or services; or (2) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected.

Section 5.31. Governmental Inquiries.  The Acquiror Company has not received any material written inspection report, questionnaire, inquiry, demand or request for information from any Governmental Authority.

Section 5.32. Bank Accounts and Safe Deposit Boxes.  Schedule 5.32 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box of the Acquiror Company, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

Section 5.33. Intellectual Property.  The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

Section 5.34.  Title to and Condition of Properties.  The Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 5.35. SEC Documents; Financial Statements.  Except as set forth on Schedule 5.35, the Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, (the foregoing materials being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading. All Material Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act. The financial statements of the Acquiror Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q or Form 10-QSB, as the case may be, of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.

Section 5.36. Stock Option Plans; Employee Benefits.  The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options to directors, officers or employees. The Acquiror Company has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Acquiror Company. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company.

Section 5.37. Environmental and Safety Matters.  The Acquiror Company has at all time been and is in compliance with all Environmental Laws applicable to the Acquiror Company.  There are no Proceedings pending or threatened against the Acquiror Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Acquiror Company or alleging that the Acquiror Company is a potentially responsible party for any environmental site contamination. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Acquiror Company.

Section 5.38. Money Laundering Laws.  The operations of the Acquiror Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Acquiror Company, threatened.

Section 5.39. No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed since March 30, 2008.

Section 5.40. Adverse Interest.  No current officer, director, Affiliate or person known to the Acquiror Company to be the record or beneficial owner in excess of 5% of Acquiror Company Common Stock or any person known to be an associate of any of the foregoing is a party adverse to Acquiror Company or has a material interest adverse to Acquiror Company in any material pending legal proceeding.

Section 5.41. Investor Status.  The Acquiror Company is an Accredited Investor.  It has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such its interests in connection with the transactions contemplated by this Agreement.  The Acquiror Company has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Shares.  The Acquiror Company understands the various risks of an investment in the Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Shares.  The Acquiror Company represents that its principal business address is 9595 Wilshire Boulevard, Suite 900, Beverly Hills, California 90212.

Section 5.42. Access to Information.  The Acquiror Company has been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that it has requested and all such information is sufficient for such person or entity to evaluate the risks of investing in the Company.  The Acquiror Company has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the issuance of the Shares.  The Acquiror Company is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 5.43. Purpose of Investment.  The Acquiror Company is acquiring the Shares for its own account, for investment and not for distribution or resale to others.  Newry acknowledges the Shares cannot be soled or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Shares will contain a legend to that effect.  The Acquiror Company understands and acknowledges that the Company is under no obligation to register the Shares for sale under the Securities Act.

Section 5.44. Absence of Regulatory Review.  The Acquiror Company acknowledges that the Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

Section 5.45. Untrue Statements.  Neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to the Company or Newry by or on behalf of Acquiror Company or the Acquiror Company Principal Shareholder in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 5.46. Board Recommendation.  The Acquiror Company Board, by unanimous consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Article VI.

CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

Section 6.1. Accuracy of Representations and Warranties.  The representations and warranties of the Company and Newry set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 6.2. Performance of Covenants.  All of the covenants and obligations that the Company and Newry are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

Section 6.3. Preparation of Form 8-K.  The Acquiror Company shall have received confirmation by the auditor and legal counsel of the Company that a Form 8-K shall be prepared and filed within four (4) business days following the transactions contemplated by this Agreement.

Section 6.4. Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or Newry for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or Newry, as the case may be, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

Section 6.5. Schedule 14(f) Filing.  The Schedule 14(f) Filing shall have been filed with the Commission and sent to stockholders of the Acquiror Company by the Acquiror Company prior to the Closing Date.

Section 6.6. Closing Documents.  The Company and Newry must deliver to the Acquiror Company at the Closing of the Share Exchange:

(a)           share certificates evidencing the Shares, along with executed share transfer forms transferring such Shares to the Acquiror Company together with a certified copy of a board resolution of the Company approving the registration of the transfer of the Shares to Acquiror Company (subject to closing of the Share Exchange and payment of any stamp duty);

(b)           an opinion of counsel to Newry, addressed to the Acquiror Company as to the corporate organization and good standing of each of Newry, the due authorization of the transactions contemplated hereby, non-contravention, the legality of the transaction contemplated hereby under the laws of the British Virgin Islands, and the enforceability of this Agreement;

(c)           an opinion of counsel to LYH, addressed to the Acquiror Company as to the corporate organization and good standing of each of Newry, the due authorization of the transactions contemplated hereby, non-contravention, the legality of the transaction contemplated hereby under the laws of the British Virgin Islands, and the enforceability of this Agreement;

(d)           an opinion of counsel to Jiangxi, addressed to the Acquiror Company as to the corporate organization and good standing of Jiangxi, the due authorization of the transactions contemplated hereby, non-contravention, the legality of the transaction contemplated hereby under the laws of the People’s Republic of China, and the enforceability of this Agreement;

(e)           each of the Transaction Documents to which the Company and/or Newry is a party, duly executed;

(f)           a certificate executed by an officer or director of the Company, certifying the satisfaction of the conditions specified in Section 6.1 and Section 6.2 relating to the Company;

(g)           a certificate executed by an authorized officer or director of Newry, certifying the satisfaction of the conditions specified in Section 6.1 and Section 6.2 relating to Newry; and

(h)           such other documents as the Acquiror Company may reasonably request.

Section 6.7. No Proceedings.  There must not have been commenced or threatened against the Acquiror Company, the Company or the Acquiror Company Principal Shareholder, or against any Affiliate if any of them, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 6.8. No Claim Regarding Share Ownership or Consideration.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other shares, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Shares.

Section 6.9. Registration Rights Agreement.  The Company shall have executed and delivered the Registration Rights Agreement.

Section 6.10. Employment Agreements.  Jiangxi and/or the Acquiror Company shall have executed and delivered employment agreements with each of Linquan Hu, Fucan Dong and James Qi, in form and substance reasonably satisfactory to the Acquiror Company.

Article VII.

CONDITIONS PRECEDENT OF THE COMPANY
AND NEWRY

Newry’ obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and Newry jointly, in whole or in part):

Section 7.1. Accuracy of Representations.  The representations and warranties of the Acquiror Company and Acquiror Company Principal Shareholder set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement except to the extent a representation or warranty is expressly limited by its terms to another date.

Section 7.2. Performance by the Acquiror Company.  All of the covenants and obligations that the Acquiror Company and Acquiror Company Principal Shareholder are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all respects.

Section 7.3. Certificate of Officer.  The Acquiror Company will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to the Acquiror Company.

Section 7.4. Certificate of Acquiror Company Principal Shareholder.  The Acquiror Company Principal Shareholder will have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company Principal Shareholder, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to the Acquiror Company Principal Shareholder.

Section 7.5. Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect on the Company or the Acquiror Company.

Section 7.6. Schedule 14(f) Filing.  The Schedule 14(f) Filing shall have been filed with the Commission and mailed to the stockholders of the Acquiror Company by the Acquiror Company at least 10 days prior to the Closing Date.

Section 7.7. Amendments to Organizational Documents.  The Certificate of Incorporation of the Acquiror Company shall have been amended and filed with the Secretary of State of the State of Delaware and be in the form set forth as Exhibit C and the bylaws of the Acquiror Company shall have been amended and be in the form set forth as Exhibit D.

Section 7.8. Appointment of Officers and Directors.  (a) Linquan Hu shall have been appointed or elected to serve as a director of the Acquiror Company Board effective upon the Closing Date, (b) Fucan Dong, James Qi and Ken Barun shall have been appointed or elected to serve as directors of the Acquiror Company Board effective upon expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act and (c) Linquan Hu shall have been elected or appointed Vice Chairman and Chief Executive Officer of the Acquiror Company; Fucan Dong shall have been elected or appointed Chairman of the Acquiror Company; and James Qi shall have been elected or appointed as Chief Financial Officer and Secretary of the Acquiror Company;

Section 7.9. Closing Documents.  The Acquiror Company will have delivered the following documents to the Company and/or Newry:

(a)           share certificates evidencing Closing Acquiror Company Shares, along with executed share transfer forms transferring such Closing Acquiror Company Shares to Newry;

(b)           a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (i) the Organizational Documents of the Acquiror Company, (ii) the resolutions of the Acquiror Company Board approving this Agreement and the transactions contemplated hereby; (iii) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Acquiror Company is a party; and (iv) the resolutions accomplishing the elections or appointments contemplated by Section 7.8.

(c)           a Certificate of Good Standing of the Acquiror Company;

(d)           each of the Transaction Documents to which the Acquiror Company is a party, duly executed;

(e)           the resignation of Amir Heshmatpour as an officer and director of the Acquiror Company effective upon expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act;

(f)           a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of Common Stock immediately before and after the Closing of the Share Exchange;

(g)           an opinion of counsel to the Acquiror Company, addressed to Newry and the Company as to the corporate organization and good standing of the Acquiror Company, the due authorization of the transactions contemplated hereby, non-contravention and the enforceability of this Agreement; and

(h)           such other documents as the Company or Newry may reasonably request.

Section 7.10. No Proceedings.  Since the date of this Agreement, there must not have been commenced or threatened against the Acquiror Company, the Company or Newry, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 7.11. No Claim Regarding Stock Ownership or Consideration.  There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company or (b) is entitled to all or any portion of the Acquiror Company Shares.

Section 7.12. Employment Agreements.  Jiangxi and/or the Acquiror Company shall have executed and delivered employment agreements with each of Linquan Hu, Fucan Dong and James Qi, in form and substance reasonably satisfactory to Jiangxi.

Article VIII.

INDEMNIFICATION; REMEDIES

Section 8.1. Survival.  The representations and warranties made by the Acquiror Company, the Acquiror Company Principal Shareholder, Newry and the Company shall survive for a period of six months following the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 8.2. Indemnification Obligations in favor of the Executive Officers, Directors, Employees and of the Acquiror Company Principal Shareholder.  From and after the Closing Date until the expiration of the Survival Period, the Company shall reimburse and hold harmless the Acquiror Company’s executive officers, directors, employees in office immediately prior to the Closing of the Share Exchange and Acquiror Company Principal Shareholder (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as an “Acquiror Company Indemnified Party” ) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Acquiror Company Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Acquiror Company Indemnified Party, which arises or results from a third-party claim brought against an Acquiror Company Indemnified Party to the extent based on (i) a breach of the representations and warranties with respect to the business, operations or assets of the Company of any or of the Company’s Subsidiaries, or (ii) the actions or omissions of any officer, director, shareholder, employee, or agent of the Company or any of the Company’s Subsidiaries after the closing of the Share Exchange.  The Company shall have no obligation to indemnify or hold harmless an Acquiror Company Indemnified Party for any settlement entered into by such Acquiror Company Indemnified Party without the Company’s prior written consent after the closing of the Share Exchange of this Agreement. In addition, the Company shall have no obligation to indemnify or hold harmless any Acquiror Company Indemnified Party for any damages, claims, losses or the like based on the diminution in value of the Acquiror Company Indemnified Party’s Common Stock.

Section 8.3. Indemnification Obligation in favor of the Acquiror Company.  From and after the Closing Date until the expiration of the Survival Period, the Acquiror Company’s Principal Shareholder shall reimburse, indemnify and hold harmless the Acquiror Company, the Company, Newry, and the executive officers, directors, and employees of Newry, the Acquiror Company and the Company in office at any time after the losing of the Share Exchange (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Company Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Company Indemnified Party prior to the Closing Date, in respect of (i) any breach of representation or warranty made by the Acquiror Company or the Acquiror Company Principal shareholder in this Agreement or any Transaction Document, and in any certificate delivered by the Acquiror Company or the Acquiror Company Principal shareholder pursuant to this Agreement, (ii) any breach by the Acquiror Company or the Acquiror Company Principal shareholder of any covenant, obligation or other agreement made by the Acquiror Company or the Acquiror Company Principal shareholder in this Agreement or any Transaction Document, and (iii) a third-party claim based on any acts or omissions by the Acquiror Company or the Acquiror Company Principal Shareholder through and including the Closing Date.

Article IX.

COVENANTS

Section 9.1.  Extraordinary Events Regarding Common Stock.  For a period commencing on the Closing Date and ending on the first to occur of the closing of the Financing (as hereinafter defined) and the six-month anniversary of the Closing Date, the Company agrees and covenants that it shall not (a) issue additional shares of Acquiror Company Common Stock at a price less than $3.00 per share, (b) subdivide its outstanding shares of Acquiror Company Common Stock, or (c) combine its outstanding shares of Acquiror Company Common Stock into a smaller number of shares of the Acquiror Company Common Stock; provided, however, that the foregoing shall not apply  to issuances of Acquiror Company Common Stock (i) as a dividend or distribution payable pro rata to all holders of Acquiror Company Common Stock; (ii) to employees, consultants, officers and directors of the Company in the form of options, restricted stock or other equity securities, up to an aggregate of 1,000,000 shares of Acquiror Company Common Stock; and (iii) in connection with strategic acquisitions or to strategic partners in transactions in furtherance of the Company’s business.  For purposes of this Section 9.1, “Financing” means a private placement of not less than $5 million of the Acquiror Company’s equity securities at a pre-financing valuation of not less than $40 million.

Section 9.2. Payment of Fees and Expenses.  With respect to this Agreement and the transactions contemplated by this Agreement,  upon consummation of a bridge loan financing resulting in net proceeds to the Company of not less than $250,000, the Company (i) shall pay to the Acquiror Company’s Principal Shareholder fees in the amount of $100,000 and (ii) shall reimburse the Acquiror Company’s Principal Shareholder for expenses actually incurred in an amount up to $75,000.

Article X.

GENERAL PROVISIONS

Section 10.1. Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 10.2. Public Announcements.  Prior to the closing of the Share Exchange, neither party shall issue any such press release or otherwise make any public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

Section 10.3. Confidentiality.

(a)           The Acquiror Company, the Acquiror Company Principal Shareholder, Newry and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

(b)           In the event that any party is required to disclose any information of another party pursuant to clause (ii) or (iii) of Section 10.3(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “providing party”) with prompt notice of any such requirement so that the providing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.3(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by the providing party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the providing party, the disclosing party may, without liability hereunder, disclose only that portion of the providing party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the providing party’s information, including, without limitation, by cooperating with the providing party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the providing party’s information.

(c)           If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such confidential written information as the other party may reasonably request.

Section 10.4. Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 10.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable

If to Acquiror Company: 9595 Wilshire Boulevard, Suite 900 Beverly Hills, California 90212	with a copy, which shall not constitute notice to Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 Attn. Kevin Leung, Esq. Fax No.: 310-208-1154

If to Newry: Telephone No.: Facsimile No.: Attention:	with a copy, which shall not constitute notice to: Hodgson Russ LLP 1540 Broadway, 24th Floor New York, New York 10036 Attn: Robert J. Olivieri, Esq. and Jeffrey Rinde, Esq. Fax No.: 212-751-0928

Section 10.5. Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

Section 10.6. Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.7. Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.8. Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 10.9. Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 8.2 and Section 8.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 10.10. Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.11. Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 10.12. Governing Law.  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

Section 10.13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

AFH HOLDING I, INC

By: _______________________________________
Name:
Title:

AFH HOLDING AND ADVISORY, LLC

By: _______________________________________
Name:
Title:

NEWRY INVEST & TRADE, INC.

By: _______________________________________
Name:
Title:

LYH ACQUISITION CORPORATION
By: _______________________________________
Name:
Title:

SCHEDULES
Schedule 3.5	No Brokers or Finders
Schedule 4.7	Capitalization of the Company
Schedule 4.8	Capitalization of WWC
Schedule 4.9	Capitalization of Jiangxi
Schedule 4.14	No Brokers or Finders
Schedule 5.1	Organization and Qualification
Schedule 5.8	Capitalization
Schedule 5.13	No Brokers or Finders
Schedule 5.30	Interested Party Transaction

EXHIBIT A

Definition of “Accredited Investor”

The term “accredited investor” means:

(1)
A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of US $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of US $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(2)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

(3)
An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US $5,000,000.

(4)	A director or executive officer of the Acquiror Company.

(5)	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds US $1,000,000.

(6)
A natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(7)
A trust, with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment).

(8)
An entity in which all of the equity owners are accredited investors. (If this alternative is checked, the Shareholder must identify each equity owner and provide statements signed by each demonstrating how each is qualified as an accredited investor.)

EXHIBIT B
Registration Rights Agreement

EXHIBIT C
Form of Amended Certificate of Incorporation of the Acquiror Company

EXHIBIT D
Form of Bylaws of the Acquiror Company